Exhibit 99.1
Caesars Entertainment, Inc. Reports Third Quarter 2020 Results

RENO, Nev. and LAS VEGAS (November 5, 2020) – Caesars Entertainment, Inc., (NASDAQ: CZR) (“Caesars,” “CZR,” “CEI” or “the Company”) today reported operating results for the third quarter ended September 30, 2020.
Third Quarter 2020 and Recent Highlights:
•Net revenues of $1.4 billion, an increase of 52% on a GAAP basis and a decrease of 34% on a same-store basis versus the comparable prior-year period.
•Net loss of $926 million compared to net income of $37 million for the comparable prior-year period.
•Same-store Adjusted EBITDA of $463 million versus $810 million for the comparable prior-year period.
•Eldorado Resorts, Inc. and Caesars Entertainment Corporation (“CEC” or “Former Caesars”) completed their merger (the “Merger”) on July 20, 2020 creating the largest casino and entertainment company in the U.S.
•Caesars announced an all cash offer to acquire William Hill plc.
•The Company raised $1.9 billion of new equity on October 1, 2020.
•Caesars entered into a multi-year sports betting partnership with ESPN.
•The Company announced the sale of Tropicana Evansville for $480 million to Gaming and Leisure Properties and Twin River Worldwide Holdings with no expected cash tax leakage.
Tom Reeg, Chief Executive Officer of Caesars Entertainment, Inc., commented, “Our third quarter was a busy period for the company. We officially closed our merger with Former Caesars on July 20, 2020. We announced a recommended offer to acquire William Hill plc on September 30, 2020 and successfully raised $1.9 billion of new equity that closed on October 1, 2020. Additionally, 55 out of our 56 properties have now reopened and operating results continue to improve sequentially. Regional markets continued to outperform destination markets and we remain optimistic regarding an eventual recovery of travel and tourism in the U.S. and especially in Las Vegas.”
Third Quarter 2020 Financial Results Summary and Segment Information
For the third quarter ended September 30, 2020, Caesars Entertainment, Inc. generated net revenues of $1.4 billion and a net loss of $926 million on a GAAP basis. After combining results of operations of Caesars Entertainment, Inc. for the three months ended September 30, 2020 with results of operations of Former Caesars for the period prior to the closing of the Merger, including properties classified as discontinued operations but were not divested at the end of the period and eliminating results of operations for properties that have been divested, which we refer to as a same store basis, Caesars Entertainment, Inc. reported same store net revenues of $1.8 billion, net loss of $1.1 billion and adjusted EBITDA of $463 million. In our Las Vegas segment, revenues declined 60% during the third quarter and adjusted EBITDA declined 83%. Five of our nine properties in our Las Vegas segment were open during the entire third quarter. Bally’s Las Vegas reopened on July 23rd, Planet Hollywood reopened on October 8th and the Cromwell recently reopened on October 29th. In our regional segment, same store revenues declined 39% and same store adjusted EBITDA declined 11%. Revenues for the reopened regional properties (excluding properties located in Atlantic City, Northern Nevada and New Orleans, which we consider destination locations, and

Lake Charles due to a weather related closure) decreased 11% and adjusted EBITDA increased 10% with margins expanding over 700 basis points.

Net Revenues
	Three Months Ended September 30,
(Dollars in millions)	2020	Add: 2020 Disc. Ops(a)	2020 Pre-Acq. CEC (b)	2020 Total (d)	2019	Less: 2019 Divest. (c)	2019 Pre-Acq. CEC (b)	2019 Total (f)	% Change
Las Vegas	$304	$—	$87	$391	$—	$—	$973	$973	(59.8)%
Regional	1,000	146	207	1,353	661	96	1,119	1,684	(19.7)%
Managed, International & CIE	69	11	12	92	—	—	141	141	(34.8)%
Corporate and Other	4	—	1	5	2	—	3	5	—%
Caesars	$1,377	$157	$307	$1,841	$663	$96	$2,236	$2,803	(34.3)%

Net Revenues
	Nine Months Ended September 30,
(Dollars in millions)	2020	Less: 2020 Divest. & Add: Disc. Ops(a)(c)	2020 Pre-Acq. CEC (b)	2020 Total (e)	2019	Less: 2019 Divest. (c)	2019 Pre-Acq. CEC (b)	2019 Total (f)	% Change
Las Vegas	$304	$—	$1,018	$1,322	$—	$—	$2,930	$2,930	(54.9)%
Regional	1,596	(109)	1,267	2,972	1,930	287	3,193	4,836	(38.5)%
Managed, International & CIE	69	(11)	198	278	—	—	440	440	(36.8)%
Corporate and Other	8	—	8	16	6	—	10	16	—%
Caesars	$1,977	$(120)	$2,491	$4,588	$1,936	$287	$6,573	$8,222	(44.2)%

Net (loss) income
	Three Months Ended September 30,
(Dollars in millions)	2020	2020 Pre-Acq. CEC (b)	2020 Total (d)	2019	Less: 2019 Divest. (c)	2019 Pre-Acq. CEC (b)	2019 Total (f)	% Change
Las Vegas	$(162)	$(27)	$(189)	$—	$—	$(232)	$(232)	(18.5)%
Regional	47	7	54	117	14	61	164	(67.1)%
Managed, International & CIE	3	(65)	(62)	—	—	7	7	*
Corporate and Other	(814)	(88)	(902)	(80)	—	(195)	(275)	*
Caesars	$(926)	$(173)	$(1,099)	$37	$14	$(359)	$(336)	*

Net (loss) income
	Nine Months Ended September 30,
(Dollars in millions)	2020	Less: 2020 Divest.(c)	2020 Pre-Acq. CEC (b)	2020 Total (e)	2019	Less: 2019 Divest. (c)	2019 Pre-Acq. CEC (b)	2019 Total (f)	% Change
Las Vegas	$(162)	$—	$(266)	$(428)	$—	$—	$107	$107	*
Regional	(175)	(11)	(499)	(663)	300	33	81	348	*
Managed, International & CIE	3	—	(92)	(89)	—	—	(11)	(11)	*
Corporate and Other	(868)	—	(202)	(1,070)	(206)	—	(1,068)	(1,274)	(16.0)%
Caesars	$(1,202)	$(11)	$(1,059)	$(2,250)	$94	$33	$(891)	$(830)	171.1%

Adjusted EBITDA (g)
	Three Months Ended September 30,
(Dollars in millions)	2020	Add: 2020 Disc. Ops(a)	2020 Pre-Acq. CEC (b)	2020 Total (d)	2019	Less: 2019 Divest. (c)	2019 Pre-Acq. CEC (b)	2019 Total (f)	% Change
Las Vegas	$43	$—	$17	$60	$—	$—	$361	$361	(83.4)%
Regional	331	47	66	444	205	22	315	498	(10.8)%
Managed, International & CIE	18	(9)	(3)	6	—	—	16	16	(62.5)%
Corporate and Other	(41)	—	(6)	(47)	(8)	—	(57)	(65)	(27.7)%
Caesars	$351	$38	$74	$463	$197	$22	$635	$810	(42.8)%

Adjusted EBITDA (g)
	Nine Months Ended September 30,
(Dollars in millions)	2020	Less: 2020 Divest. & Disc. Ops(a)(c)	2020 Pre-Acq. CEC (b)	2020 Total (e)	2019	Less: 2019 Divest. (c)	2019 Pre-Acq. CEC (b)	2019 Total (f)	% Change
Las Vegas	$43	$—	$198	$241	$—	$—	$1,122	$1,122	(78.5)%
Regional	439	(50)	163	652	569	60	848	1,357	(52.0)%
Managed, International & CIE	18	9	(2)	7	—	—	59	59	(88.1)%
Corporate and Other	(59)	—	(105)	(164)	(27)	—	(201)	(228)	(28.1)%
Caesars	$441	$(41)	$254	$736	$542	$60	$1,828	$2,310	(68.1)%
____________________
*    Not meaningful
(a)Discontinued operations include Horseshoe Hammond, Caesars Southern Indiana, Harrah’s Louisiana Downs, Caesars UK group including Emerald Resorts & Casino, and Bally’s Atlantic City.
(b)Pre-acquisition CEC represents results of operations for Former Caesars for the period from July 1, 2020 and January 1, 2020 to July 20, 2020, the date on which the Merger was consummated, for the three and nine months ended September 30, 2020, respectively, and for the three and nine months ended September 30, 2019. Additionally, certain corporate overhead costs which were historically charged to properties within the segments have been reclassified to Corporate and Other. These costs primarily include centralized marketing expenses, redundant executive and management payroll and benefits expenses, centralized contract labor expenses, and corporate rent expenses. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2020 periods, do not conform to GAAP.
(c)Divestitures for the nine months ended September 30, 2020 include results of operations for Isle of Capri Kansas City, and Lady Luck Vicksburg for the period beginning January 1, 2020 to July 1, 2020. Divestitures for the three and nine months ended September 30, 2019 include results of operations for Mountaineer Racetrack Casino and Resort, Isle Casino Cape Girardeau, Lady Luck Caruthersville, Isle of Capri Kansas City, and Lady Luck Vicksburg for the three and nine months ended September 30, 2019. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(d)2020 Total for the three months ended September 30, 2020 includes results of operations from discontinued operations and from Former Caesars for the period from July 1, 2020 to July 20, 2020, the date that the Merger was consummated. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(e)2020 Total for the nine months ended September 30, 2020 excludes divestitures as detailed in (c) and includes results of operations from discontinued operations and from Former Caesars from January 1, 2020 to July 20, 2020, the date that the Merger was consummated. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(f)2019 Total for the three and nine months ended September 30, 2019 excludes results of operations from divestitures as detailed in (c) and includes results of operations of Former Caesars, including discontinued operations, for the relevant period. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

(g)Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net (loss) income, which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Balance Sheet and Liquidity
On September 30th, 2020, Caesars issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the U.K. City Code on Takeovers and Mergers disclosing that it had reached an agreement with William Hill plc (“William Hill”) on the terms of a recommended cash acquisition pursuant to which the Company would acquire the entire issued and to be issued share capital (other than shares owned by the Company or held in treasury) of William Hill, in an all-cash transaction.
As of September 30, 2020, Caesars had $16.2 billion in aggregate principal amount of debt outstanding. Total cash and cash equivalents were $1.0 billion, excluding restricted cash of $2.7 billion. $2.0 billion of the restricted cash balance was subsequently released to us in early October 2020.
Subsequent to the quarter end, on October 1, 2020, the Company completed a public offering of 35,650,000 shares of common stock, generating net proceeds of $1.9 billion, $1.6 billion of which was put into escrow in connection with the Rule 2.7 announcement.
As of September 30, 2020 and December 31, 2019, Caesars had the following cash and cash equivalents and aggregate principal amount of outstanding indebtedness.

(In millions)	September 30, 2020 (a)	December 31, 2019
Cash and cash equivalents	$1,037	$206

Bank debt and loans	7,671	499
Notes	8,497	2,096
Other long-term debt	53	3
Total outstanding indebtedness	$16,221	$2,598

Net debt	$15,184	$2,392

Restricted cash under Rule 2.7 (b)	$1,978	$—

Net debt adjusted for cash restricted under Rule 2.7	$13,206	$—
____________________
(a)Includes indebtedness that was incurred by Former Caesars that remained outstanding following the consummation of the Merger.
(b)Represents cash restricted as of September 30, 2020, subsequently released from escrow and included within cash and cash equivalents for purposes of this calculation.
“Our third quarter ending balance sheet was significantly impacted by the cash confirmation process required pursuant to the Rule 2.7 announcement. In early October, a subsidiary of Caesars entered into a £1.5 billion interim facilities agreement with two large international banks. Execution of this committed debt financing allowed the Company to release $2.0 billion of restricted cash that had been escrowed on September 30th, allowing us to fully repay a $900 million draw on the CEI revolver and return excess cash liquidity to our balance sheet. We continue to have a strong liquidity position with both our revolvers undrawn and significant unrestricted cash,” said Bret Yunker, Chief Financial Officer.
Caesars Entertainment, Inc. Signs Multi Year Partnership with ESPN for Sports Betting
During the third quarter, Caesars and ESPN announced an innovative collaboration for sports betting. The new deal includes link integrations from ESPN's digital platforms to sportsbooks from Caesars’ sports betting partner, William Hill. Caesars Sportsbook by William Hill’s odds and markets connect directly to William Hill’s sports betting apps in states where William Hill conducts online betting activities. The deal comes shortly after William Hill became the exclusive sports betting operator for Caesars, following the merger with Eldorado Resorts. Link integrations to William Hill's sports betting apps, geo-targeted to states where sports betting is legal will appear on ESPN.com web and mobile web and the ESPN Fantasy app. As part of the new agreement, Caesars Sportsbook by William Hill will also become a sponsor of ESPN's Fantasy products, deepening an existing relationship as ESPN’s exclusive odds provider. Caesars also recently expanded its content collaboration with ESPN and launched ESPN’s Las Vegas studio at The LINQ Hotel + Experience.

Caesars Entertainment, Inc. Announces Agreement to Sell Tropicana Evansville

On October 27, 2020, Caesars announced a definitive agreement to sell Tropicana Evansville to subsidiaries of Gaming & Leisure Properties, Inc. (“GLPI”) and Twin River Worldwide Holdings, Inc. for $480 million in cash, subject to a customary working capital adjustment. Pursuant to the terms of an exchange agreement with Gaming and Leisure Properties, Caesars has agreed to add the real estate associated with Isle Casino Hotel Waterloo and Isle Casino Hotel Bettendorf to its master lease with GLPI, in exchange for real estate related to Tropicana Evansville that will be transferred in the sale of Tropicana Evansville. The transaction is expected to close in mid-2021 and is subject to regulatory approvals and other customary closing conditions.
Reconciliation of GAAP Measures to Non-GAAP Measures
Adjusted EBITDA (defined below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest expense, (benefit) provision for income taxes, unrealized (gain) loss on investments and marketable securities, depreciation and amortization, stock-based compensation, impairment charges, transaction expenses, severance expense, selling costs associated with the divestitures of properties, equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, (gain) loss related to divestitures, changes in the fair value of certain derivatives and certain non-recurring expenses such as sign-on and retention bonuses, business optimization expenses and transformation expenses, litigation awards and settlements, losses on inventory associated with properties temporarily closed as a result of the COVID-19 public health emergency, contract exit or termination costs, and regulatory settlements. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our leases with affiliates of GLPI and VICI Properties Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
Conference Call Information
The Company will host a conference call to discuss the company’s results on November 5, 2020 at 2 p.m. Pacific Time. Participants should dial 833-665-0647, or 914-987-7309 for international callers, and enter Conference ID 4343368 approximately 10 minutes before the call start time. The call will also be accessible on the Investor Relations section of Caesars Entertainment’s website at https://investor.caesars.com.
About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. is the largest casino-entertainment company in the U.S. and one of the world's most diversified casino-entertainment providers. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah's®, Horseshoe® and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified amenities and one-of-a-kind destinations, with a focus on building loyalty and value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. These risks and uncertainties include: (a) the effects of the COVID-19 public health emergency, including (i) the extent and duration of the impact of the global COVID-19 public health emergency and measures to contain the public health emergency or mitigate its impact on the Company’s business, financial results and liquidity; (ii) the ability of the Company to modify its operations to comply with various state, tribal and local directives, mandates, and orders; (iii) the impact of actions the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 public health emergency, which could negatively impact guest loyalty and our ability to attract and retain our employees; and (iv) changes and instability in global, national and regional economic activity and financial market activity as a result of the COVID-19 public health emergency and the impact on consumer discretionary spending and travel; (b) the possibility that the proposed acquisition of William Hill and the announced and proposed dispositions are not consummated on the expected terms or at all; (c) risks related to the Merger of the Company and CEC and the proposed acquisition of William Hill and the integration of their respective businesses and assets; (d) potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the Merger and the proposed acquisition of William Hill; (e) the possibility that the anticipated benefits of the Merger and the proposed acquisition of William Hill, including cost savings and expected synergies, are not realized when expected or at all; (f) risks associated with increased leverage and additional rental expense resulting from debt financing undertaken in connection with the Merger and the proposed acquisition of William Hill and real estate transactions undertaken in connection with the Merger; (g) competitive responses to the Merger and the proposed acquisition of William Hill; and (h) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s and CEC’s respective most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
Source: Caesars Entertainment, Inc.; CZR
Investor Relations: Brian Agnew, bagnew@caesars.com; Charise Crumbley, ccrumbley@caesars.com, 800-318-0047
Media Relations: Celena Haas-Stacey, chaas@caesars.com

CAESARS ENTERTAINMENT, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2020	2019	2020	2019
REVENUES:
Casino and pari-mutuel commissions	$919	$458	$1,360	$1,386
Food and beverage	125	78	188	229
Hotel	200	94	257	237
Other	133	33	172	84
Net revenues	1,377	663	1,977	1,936
EXPENSES:
Casino and pari-mutuel commissions	461	229	685	693
Food and beverage	91	60	153	180
Hotel	63	27	91	76
Other	52	12	62	34
General and administrative	330	130	495	381
Corporate	90	13	120	51
Impairment charges	—	—	161	1
Depreciation and amortization	223	53	322	167
Transaction costs and other operating costs	219	14	242	2
Total operating expenses	1,529	538	2,331	1,585
Operating (loss) income	(152)	125	(354)	351
OTHER EXPENSE:
Interest expense, net	(473)	(72)	(608)	(217)
Loss on extinguishment of debt	(173)	(1)	(173)	(1)
Other (loss) income	9	3	(1)	—
Total other expense	(637)	(70)	(782)	(218)
(Loss) income from continuing operations before income taxes	(789)	55	(1,136)	133
Provision for income taxes	(135)	(18)	(64)	(39)
Net (loss) income from continuing operations, net of income taxes	(924)	37	(1,200)	94
Discontinued operations, net of income taxes	(1)	—	(1)	—
Net (loss) income	(925)	37	(1,201)	94
Net income attributable to noncontrolling interests	(1)	—	(1)	—
Net (loss) income attributable to Caesars	$(926)	$37	$(1,202)	$94
Net (loss) income per share - basic and diluted:
Basic (loss) income per share from continuing operations	$(6.09)	$0.48	$(11.55)	$1.21
Basic loss per share from discontinued operations	—	—	(0.01)	—
Basic (loss) income per share	$(6.09)	$0.48	$(11.56)	$1.21
Diluted (loss) income per share from continuing operations	$(6.09)	$0.47	$(11.55)	$1.20
Diluted loss per share from discontinued operations	—	—	(0.01)	—
Diluted (loss) income per share	$(6.09)	$0.47	$(11.56)	$1.20
Weighted average basic shares outstanding	152	78	104	78
Weighted average diluted shares outstanding	152	79	104	79

CAESARS ENTERTAINMENT, INC.
RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO CAESARS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended September 30, 2020
(In millions)	CEI	Add: Disc. Ops (d)	Pre-Acq. CEC (e)	Total (f)
Net (loss) income attributable to Caesars	$(926)	$—	$(173)	$(1,099)
Net income (loss) attributable to noncontrolling interests	1	—	(62)	(61)
Net loss from discontinued operations	1	2	—	3
Interest expense, net	473	26	72	571
Provision (benefit) for income taxes	135	4	(51)	88
Other loss (a)	164	—	67	231
Impairment charges	—	—	124	124
Depreciation and amortization	223	2	53	278
Stock-based compensation	45	1	3	49
Transaction costs and other operating costs (b)	219	3	22	244
Other items (c)	16	—	19	35
Adjusted EBITDA	$351	$38	$74	$463

	Three Months Ended September 30, 2019
(In millions)	CEI	Less: Divestitures (g)	Pre-Acq. CEC (e)	Total (h)
Net income (loss) attributable to Caesars	$37	$14	$(359)	$(336)
Net loss attributable to noncontrolling interests	—	—	(1)	(1)
Provision (benefit) for income taxes	18	5	(22)	(9)
Other income (a)	(2)	—	(27)	(29)
Interest expense, net	72	1	341	412
Depreciation and amortization	53	1	255	307
Impairment charges	—	—	380	380
Transaction costs and other operating costs (b)	14	—	33	47
Stock-based compensation expense	4	—	19	23
Other items (c)	1	1	16	16
Adjusted EBITDA	$197	$22	$635	$810

	Nine Months Ended September 30, 2020
(In millions)	CEI	Less: Divest. Add: Disc. Ops (d) (g)	Pre-Acq. CEC (e)	Total (i)
Net loss attributable to Caesars	$(1,202)	$(11)	$(1,059)	$(2,250)
Net income (loss) attributable to noncontrolling interests	1	—	(67)	(66)
Net loss (income) from discontinued operations	1	(2)	—	3
Interest expense, net	608	(23)	750	1,381
Provision (benefit) for income taxes	64	(4)	(224)	(156)
Other loss (income) (a)	174	—	(45)	129
Impairment charges	161	—	189	350
Depreciation and amortization	322	—	559	881
Stock-based compensation	55	(1)	26	82
Transaction costs and other operating costs (b)	242	(1)	71	314
Other items (c)	15	1	54	68
Adjusted EBITDA	$441	$(41)	$254	$736

	Nine Months Ended September 30, 2019
(In millions)	CEI	Less: Divestitures (g)	Pre-Acq. CEC (e)	Total (h)
Net income (loss) attributable to Caesars	$94	$33	$(891)	$(830)
Net loss attributable to noncontrolling interests	—	—	(2)	(2)
Provision (benefit) for income taxes	39	11	(111)	(83)
Other loss (a)	1	—	412	413
Interest expense, net	217	2	1,033	1,248
Depreciation and amortization	167	13	743	897
Impairment charges	1	—	430	431
Transaction costs and other operating costs (b)	2	—	86	88
Stock-based compensation expense	16	—	62	78
Other items (c)	5	1	66	70
Adjusted EBITDA	$542	$60	$1,828	$2,310
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(a)Other loss (income) for the three and nine months ended September 30, 2020 primarily represent loss on early repayment of debt in connection with the consummation of the Merger and unrealized loss on the change in fair value of the derivative liability related to CEC’s 5% convertible notes, slightly offset by a gain on William Hill UK and Flutter stock and a realized gain on conversion of CEC’s 5% convertible notes. Other loss (income) for the three and nine months ended September 30, 2019 primarily represent unrealized loss on the change in fair value of the derivative liability related to CEC’s 5% convertible notes.
(b)Transaction costs and other operating costs for the three and nine months ended September 30, 2020 and September 30, 2019 primarily represent cost related to the Merger with Former Caesars, various contract or license termination exit costs, professional services, other acquisition costs and severance costs.
(c)Other represents internal labor charges related to certain departed executives, retention bonuses, business optimization expenses and contract labor.
(d)Discontinued operations include Horseshoe Hammond, Caesars Southern Indiana, Harrah’s Louisiana Downs, Caesars UK group including Emerald Resorts & Casino, and Bally’s Atlantic City.
(e)Pre-acquisition CEC represents results of operations for Former Caesars for the period from July 1, 2020 and January 1, 2020 to July 20, 2020, the date on which the Merger was consummated, for the three and nine months ended September 30, 2020, respectively, and for the three and nine months ended September 30, 2019. Additionally, certain corporate overhead costs which were historically charged to properties within the segments have been reclassified to Corporate and Other. These costs primarily include centralized marketing expenses, redundant executive and management payroll and benefits expenses, centralized contract labor expenses, and corporate rent expenses. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2020 periods, do not conform to GAAP.
(f)2020 Total for the three months ended September 30, 2020 includes results of operations from discontinued operations and from Former Caesars for the period prior to July 20, 2020, the date on which the Merger was consummated. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(g)Divestitures for the three and nine months ended September 30, 2019 include results of operations for Mountaineer Racetrack Casino and Resort, Isle Casino Cape Girardeau, Lady Luck Caruthersville, Isle of Capri Kansas City, and Lady Luck Vicksburg for the three and nine months ended September 30, 2019. Divestitures for the nine months ended September 30, 2020 include results of operations for Isle of Capri Kansas City, and Lady Luck Vicksburg for the period beginning January 1, 2020 to July 1, 2020. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(h)2019 Total for the three and nine months ended September 30, 2019 excludes results of operations from divestitures as detailed in (g) and includes results of operations of Former Caesars, including discontinued operations, for the relevant period. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to our reported results of operations.
(i)2020 Total for the nine months ended September 30, 2020 excludes divestitures as detailed in (g) and includes results of operations from discontinued operations and from Former Caesars prior to July 20, 2020, the date on which the Merger was consummated. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to our reported results of operations.